As filed with the Securities and Exchange Commission on April 9, 2021

Registration No. 333-254235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-1

 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEE GROUP INC.
(Exact name of registrant as specified in its charter)

Illinois	7361	36-6097429
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

GEE Group Inc.

7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

(630) 954-0400

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Derek E. Dewan

Chief Executive Officer

GEE Group Inc.

7751 Belfort Parkway, Suite 150

Jacksonville, Florida 32256

(630) 954-0400

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000 Fax: (212) 937-3943	Oded Har-Even, Esq. Angela Gomes, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 Tel: (212) 660-3000 Fax: (212) 660 3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(3)
Common Stock, no par value	$57,500,000	$6,273.25
Total	$57,500,000	$6,273.25

(1)	Includes additional shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)

Previously Paid. Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant, and includes the offering price of shares of common stock that the underwriters have an option to purchase to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purpose of filing exhibits 1.1, 4.1, 5.1 and 23.2 to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 2 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement, filed on March 30, 2021.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$6,273
FINRA fee	$9,125
Printing and engraving expenses	$10,000
Accounting fees and expenses	$40,000
Legal fees and expenses	$475,000
Transfer Agent fees and Expenses	$5,000
Miscellaneous	$10,000
Total	$555,398

Item 14. Indemnification of Directors and Officers.

The Illinois Business Corporation Act of 1983, as amended (the “IBCA”), allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under certain circumstances we may advance the expenses of such litigation upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us as authorized in the IBCA.

Pursuant to our Amended and Restated Articles of Incorporation and our Bylaws, as amended, we shall to the fullest extent to which it is empowered to do so by the IBCA, indemnify its directors and officers in connection with any actual or threatened action or proceeding arising out of their service to us or to another organization at our request and shall be paid expenses incurred in defending any such proceeding in advance of its final disposition to the fullest extent permitted by law. In addition, any and all persons who are not our directors or officers may be similarly indemnified in respect of such service to the extent authorized at any time by the board. The right to indemnification and advancement of expenses conferred by our Bylaws and Amended and Restated Articles of Incorporation shall be a contract right which may not be modified retroactively without the written consent of the director or officer and shall not be deemed exclusive of any other rights to indemnification or advancement of expenses such person may have or to which such person may be entitled.

We maintain a policy of directors’ and officers’ liability insurance for the purpose of indemnification.

The foregoing is only a general summary of certain aspects of Illinois law and our Restated Articles of Incorporation, as amended and Bylaws, as amended dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

See also the undertakings set out in response to Item 17.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

Between October 17, 2018 and June 30, 2020, the Company issued a total of 3,134,608 shares of its common stock as PIK interest to the former holders of its 9.5% Convertible Subordinated Notes.

Between October 17, 2018 and June 30, 2020, the Company issued a total of 1,164,427 shares of its common stock as PIK interest to the former holders of its 10% Convertible Subordinated Notes.

On May 15, 2019, the Company issued and sold to certain of its officers and directors, 2,000,000 shares of its 8% Convertible Subordinated Notes at a purchase price of $1.00 per share.

For each of the transactions referred to above, we relied upon an exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering.

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Item 16. Exhibits and Consolidated Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

1.1	Form of Underwriting Agreement*

3.1	Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3(i) to the Company’s Form 8-K filed with the Commission on December 6, 2013.

3.2	Amended and Restated By-Laws of GEE Group Inc. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on August 3, 2020.

3.3

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Reflecting the Reverse Stock Split. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2015.

3.4

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company Reflecting the Capital Increase. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 9, 2015.

3.5

Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 14, 2016

3.6

Certificate of designation of series a convertible preferred stock of GEE Group Inc. Incorporated by reference to Exhibit 3.04 to the Company’s Annual Report on Form 10-K filed with the SEC on December 22, 2014.

3.7	Statement of Resolution Establishing Series of Series B Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on April 6, 2017

3.8

Statement of Resolution Establishing Series of Series C 8% Cumulative Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on May 21, 2019

4.1	Form of Common Stock Certificate.*

5.1	Opinion of Loeb & Loeb LLP*

10.1

Registration Rights Agreement dated June 30, 2020 by and among GEE Group Inc. and Ronald R. Smith, Thrivent Financial for Lutherans, Madison Capital Funding LLC, Maurice R. Harrison IV, Peter Langlois, Vincent Lombardo and Shane Parr. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on July 7, 2020

10.2

Ninth Amendment dated as of June 30, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on July 7, 2020.

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10.3

Eighth Amendment dated as of May 5, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.4	Promissory Note dated April 30, 2020 by GEE Group, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.5

Promissory Note dated May 1, 2020 by Scribe Solutions, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.6

Promissory Note dated April 29, 2020 by Agile Resources, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.7

Promissory Note dated May 1, 2020 by Access Data Consulting Corporation. in favor of BBVA USA, as lender.  Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.8

Promissory Note dated April 30, 2020 by Paladin Consulting, Inc. in favor of BBVA USA, as lender Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.9	Promissory Note dated May 4, 2020 by SNI Companies, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.10

Promissory Note dated May 1, 2020 by Triad Personnel Services, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.11

Promissory Note dated May 7, 2020 by Triad Logistics, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.12	Promissory Note dated May 4, 2020 by BMCH, Inc. in favor of BBVA USA, as lender. Incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K filed with the Commission on May 11, 2020

10.13

Registration Rights Agreement dated as of April 28, 2020 by and between GEE Group, Inc. and MGG Investment Group LP. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.14

Registration Rights Agreement dated as of April 28, 2020 by and between GEE Group, Inc. and CM Finance SPV., Ltd. Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.15

Seventh Amendment dated as of April 28, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on April 28, 2020

10.16

Sixth Amendment, dated as of February 12, 2020, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Form 10-Q filed with the Commission on February 13, 2020.

10.17

Fourth Amendment, dated as of December 27 2018, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.82 to the Company’s Annual Report on Form 10-K filed with the SEC on December 27, 2018

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10.18

Third Amendment, dated as of August 10, 2018, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP Incorporated by reference to Form 10-Q filed with the Commission on August 14, 2018.

10.19

Second Amendment, dated as of November 14, 2017, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on November 17, 2017.

10.20	Second Waiver to Revolving Credit, Term Loan and Security Agreement dated as of May 15, 2018 Incorporated by reference to Form 10-Q filed with the Commission on May 15, 2018

10.21

First Amendment, dated as of October 2, 2017, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, PNC Bank, National Association and certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on October 5, 2017.

10.22

Waiver to the Revolving Credit, Term Loan and Security Agreement dated as of August 14, 2017, by and among GEE Group, Inc., and its subsidiaries as a “Borrower” and PNC Bank, National Association, as administrative agent and collateral agent for certain investment funds managed by MGG Investment Group LP. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on September 1, 2017.

10.23

Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., (“Parent”), each Subsidiary of the Parent listed as a “Borrower” on the signature pages thereto and each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto and PNC Bank, National Association (“PNC”), as administrative agent and collateral agent for certain investment funds managed by MGG Investment Group LP (“MGG”). Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on April 6, 2017.

10.24	Employment Agreement dated August 12, 2016 between the Company and Derek Dewan. Incorporated by reference to Exhibit 10.56 to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016.

10.25	Employment Agreement, dated as of February 13, 2019, by and between GEE Group Inc., and Kim Thorpe. Incorporated by reference to Form 10-Q filed with the Commission on February 14, 2019.

10.26

Letter Amendment dated as of December 22, 2020 to Revolving Credit, Term Loan and Security Agreement dated as of March 31, 2017 by and among GEE Group, Inc., the other Borrowers and Guarantors named therein, the lenders named therein and MGG Investment Group LP, as administrative agent, term loan agent and collateral agent for the lenders named therein.

10.27

Amendment No. 1 to Executive Employment Agreement dated and effective as of August 12, 2020 between GEE Group Inc. and Kim Thorpe. Incorporated by reference to Form 10-Q filed with the Commission on August 14, 2020.

10.28

Commitment Letter, dated March 22, 2021, by and among GEE Group, Inc., and CIT together with Exhibit A, Transaction Description, and Exhibit B, the Terms Sheet. Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on March 26, 2021.

10.29	Fee Letter, dated March 22, 2021, by and among GEE Group, Inc., and CIT. Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Commission on March 26, 2021.

10.30

Fifth Amendment, dated as of May 15, 2019, to the Revolving Credit, Term Loan and Security Agreement, dated as of March 31, 2017, as amended, by and among GEE Group, Inc., the other borrower entities and guarantor entities named therein, and certain investment funds managed by MGG Investment Group LP.Incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2019.

21.1	List of Subsidiaries of the Registrant. Incorporated by reference to Exhibit 10.82 to the Company’s Annual Report on Form 10-K filed with the SEC on December 27, 2018.

23.1	Consent of Friedman LLP, independent registered public accounting firm†

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1) *

24.1	Power of Attorney†

________

†	Previously filed
*	Filed herewith.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, State of Florida, on April 9, 2021.

GEE GROUP INC.

By:	/s/ Derek E. Dewan
Name:	Derek E. Dewan
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director
/s/ Derek E. Dewan	(principal executive officer)	April 9, 2021
Derek E. Dewan

Chief Financial Officer
/s/ Kim Thorpe	(principal financial and accounting officer)	April 9, 2021
Kim Thorpe

*	Director	April 9, 2021
Peter Tanous

*	Director	April 9, 2021
William Isaac

*	Director	April 9, 2021
Darla Moore

*	Director	April 9, 2021
Thomas Vetrano

*	Director	April 9, 2021
Carl Camden

*	Director	April 9, 2021
Matthew Gormly

*Pursuant to power of attorney:

By:	/s/ Derek E. Dewan
Derek E. Dewan
Attorney-in-fact

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